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                                                                       Exhibit 5









                                 March 11, 1994



ADC Telecommunications, Inc.
4900 West 78th Street
Minneapolis, Minnesota 55435

Ladies and Gentlemen:

          Reference is made to the Registration Statement on Form S-8 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 500,000 shares of Common Stock, $.20 par value, of ADC Telecommunications, Inc. (the "Company"), to be sold to employees pursuant to the ADC Telecommunications, Inc. 1994 Employee Stock Purchase Plan (the "Plan"). We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

          We are of the opinion that the shares of Common Stock to be sold to employees pursuant to the Plan, will, when sold, be legally issued, fully paid and nonassessable, provided (i) the purchase price of newly issued shares is at least equal to the par value of the shares of Common Stock and (ii) the Registration Statement, as then amended, shall remain effective under the Securities Act of 1933, as amended.

          We consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Dorsey & Whitney


RAR